Exhibit 99.1

Press Release

BayCom Corp Reports 2024 Fourth Quarter Earnings of $6.1 Million

WALNUT CREEK, CA, January 23, 2025--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $6.1 million, or $0.55 per diluted common share, for the fourth quarter of 2024, compared to earnings of $6.0 million, or $0.54 per diluted common share, for the third quarter of 2024 and $6.4 million, or $0.55 per diluted common share, for the fourth quarter of 2023.

Net income for the fourth quarter of 2024 compared to the third quarter of 2024 increased $103,000, or 1.7%, primarily as a result of a $1.6 million decrease in provision for credit losses, $709,000 increase in net interest income, $306,000 decrease in provision for income taxes and $98,000 decrease in noninterest expense, partially offset by a $2.7 million decrease in noninterest income. Net income for the fourth quarter of 2024 compared to the fourth quarter of 2023 decreased $278,000, or 4.3%, primarily as a result of a $2.6 million decrease in noninterest income and a $902,000 increase in noninterest expense, partially offset by a $2.7 million decrease in provision for credit losses, a $439,000 decrease in provision for income taxes and a $47,000 increase in net interest income.

Net income for the year ended December 31, 2024 compared to the year ended December 31, 2023 decreased $3.8 million, or 13.9%, primarily as a result of a $6.7 million decrease in net interest income and $600,000 decrease in noninterest income, partially offset by a $750,000 decrease in provision for credit losses, a $545,000 decrease in noninterest expense, and a $2.2 million decrease in provision for income taxes. Net income for the year ended December 31, 2024 was $23.6 million, or $2.10 per diluted share common share, compared to net income for the year ended December 31, 2023 of $27.4 million, or $2.27 per diluted common share.

George Guarini, President and Chief Executive Officer, commented, “Our financial results for the fourth quarter and full year 2024 reflect a continuing trend of new lending activities and improvement in our net interest margin.  Improving credit quality and economic factors are evident in the reversal of our provision for credit losses.  Overall, our financial condition remains strong, and our earnings remain steady.”

Guarini concluded, “We are optimistic that 2025 will see a continuing demand for lending and improving bank valuations. We remain committed to enhancing shareholder value through share repurchases and cash dividends, while continuing to provide exceptional value to our clients and shareholders alike.”

Fourth Quarter Performance Highlights:

●	Annualized net interest margin was 3.80% for the current quarter, compared to 3.73% for the preceding quarter and 3.86% for the same quarter a year ago.
●	Annualized return on average assets was 0.94% for both the current quarter and the preceding quarter, and was 1.00% for the same quarter a year ago.
●	Assets totaled $2.7 billion at December 31, 2024, compared to $2.6 billion at both September 30, 2024 and December 31, 2023.
●	Loans, net of deferred fees, totaled $2.0 billion at December 31, 2024, compared to $1.9 billion at both September 30, 2024, and December 31, 2023.
●	Nonperforming loans totaled $9.5 million or 0.48% of total loans, at December 31, 2024, compared to $9.7 million or 0.51% of total loans, at September 30, 2024, and $13.0 million, or 0.67% of total loans, at December 31, 2023.

●	The allowance for credit losses for loans totaled $17.9 million, or 0.92% of total loans outstanding, at December 31, 2024, compared to $18.3 million, or 0.96% of total loans outstanding, at September 30, 2024, and $22.0 million, or 1.14% of total loans outstanding, at December 31, 2023.
●	A $403,000 reversal of provision for credit losses was recorded during the current quarter, compared to a $1.2 million provision for credit losses in the prior quarter and a $2.3 million provision for credit losses in the same quarter a year ago.
●	Deposits totaled $2.2 billion at December 31, 2024, compared to $2.1 billion at both September 30, 2024 and December 31, 2023. At December 31, 2024, noninterest-bearing deposits totaled $689.0 million, or 30.8% of total deposits, compared to $618.3 million, or 28.9% of total deposits, at September 30, 2024, and $646.3 million, or 30.3% of total deposits, at December 31, 2023.
●	The Company repurchased 1,500 shares of common stock at an average cost of $24.28 per share during the fourth quarter of 2024, compared to 51,240 shares of common stock repurchased at an average cost of $21.15 per share during the third quarter of 2024, and 122,559 shares of common stock repurchased at an average cost of $19.91 per share during the fourth quarter of 2023.
●	On November 20, 2024, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.15 per share, which was paid on January 10, 2025 to shareholders of record as of December 12, 2024.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at December 31, 2024.

Earnings

Net interest income increased $709,000, or 3.1%, to $23.6 million for the fourth quarter of 2024 from $22.9 million for the prior quarter, and increased $47,000, or 0.2%, from $23.5 million for the same quarter a year ago. The increase from the prior quarter was primarily driven by an increase in interest income on loans and, to a lesser extent, an increase in interest income on investment securities.  These increases were partially offset by a decrease in interest income on fed funds sold and interest-bearing balances in banks, while interest expense remained relatively unchanged. The increase in net interest income from the same quarter in 2023 primarily reflects increases in interest income on loans, investment securities, and federal funds sold and interest-bearing balances in banks, partially offset by an increase in interest expense on deposits. Average interest-earning assets increased $30.0 million, or 1.2%, and increased $52.4 million, or 2.1%, for the fourth quarter of 2024 compared to the third quarter of 2024 and the fourth quarter of 2023, respectively.

The Federal Open Market Committee (“FOMC”) of the Federal Reserve System hiked interest rates a total of 11 times starting in March 2022, bringing target interest rates to a range of 5.25–5.50%.  However, on September 18, 2024, the FOMC lowered the target range for the federal funds rate by 50 basis points, followed by 25 basis-point decreases on November 7, 2024 and December 18, 2024.  As a result, the Federal Reserve target range stood at 4.25% to 4.50% at December 31, 2024.

The average yield earned (annualized) on interest earning assets for the fourth quarter of 2024 was 5.50%, up from 5.45% for the third quarter of 2024 and 5.29% for the fourth quarter of 2023.  This increase reflects the repricing of adjustable-rate loans and securities to higher rates, as well as the origination of new loans at higher rates. Meanwhile, the average rate paid (annualized) on interest-bearing liabilities decreased to 2.58% for the fourth quarter of 2024, compared to 2.62% for the prior quarter, but increased from 2.21% for the fourth quarter of 2023. The sequential decrease in liability costs was due to a slightly lower cost of interest-bearing deposits and borrowings during the quarter. As interest-bearing liabilities tend to have shorter durations, they generally reprice or reset faster than assets, which contributed to the decrease.

Interest income on loans, including fees, increased $1.3 million, or 5.1%, to $27.6 million for the three months ended December 31, 2024 from $26.2 million for the prior quarter, due to a $42.2 million increase in the average balance of loans and a 16 basis point increase in the average loan yield. Interest income on loans, including fees, increased $1.4 million, or 5.3%, for the three months ended December 31, 2024 from $26.2 million for three months ended December 31, 2023, due to a 16 basis point increase in the average loan yield, partially offset by a $17.8 million decrease in the average balance of loans. The average balance of loans was $1.9 billion for the fourth quarter of 2024, third quarter of 2024, and fourth quarter of 2023. The average yield on loans was 5.69% for the fourth quarter of 2024, compared to 5.53% for the third quarter of 2024 and 5.33% for the fourth quarter of 2023. The increase in the average yield on loans during the current quarter, compared to the third quarter of 2024 and the fourth quarter of 2023 was due to the impact of increased rates on variable rate loans, as well as new loans being originated at higher market interest rates.

Interest income on loans included $51,000 in accretion of the net discount on acquired loans for the three months ended December 31, 2024, compared to $114,000 in amortization, and $29,000 in accretion of the net discount on acquired loans for the three months ended September 30, 2024 and December 31, 2023, respectively. Accretion of the net discount had minimal to no impact on the average yield on loans during the fourth quarter of 2024, the third quarter of 2024 and the fourth quarter of 2023. The balance of the net discounts on these acquired loans totaled $325,000, $449,000, and $354,000 at December 31, 2024, September 30, 2024, and December 31, 2023, respectively. Interest income included fees related to prepayment penalties of $264,000 for the three months ended December 31, 2024, compared to $12,000 and $27,000 for the three months ended September 30, 2024 and December 31, 2023, respectively.

Interest income on investment securities increased $57,000, or 2.4%, to $2.5 million for the three months ended December 31, 2024, compared to $2.4 million for the three months ended September 30, 2024, and increased $494,000, or 25.2%, from $1.9 million for the three months ended December 31, 2023. The average yield on investment securities increased seven basis points to 4.67% for the three months ended December 31, 2024, compared to 4.60% for the three months ended September 30, 2024, and increased 38 basis points from 4.29% for the three months ended December 31, 2023. The increases in average yield were due to higher market interest rates on newly purchased securities and rate resets on variable rate investment securities. The average balance of investment securities totaled $208.9 million for the three months ended December 31, 2024, compared to $207.0 million and $181.0 million for the three months ended September 30, 2024 and December 31, 2023, respectively. In addition, during the fourth quarter of 2024, we received $394,000 in cash dividends on our FRB and FHLB stock, up slightly from $393,000 in the third quarter of 2024 and $390,000 in the fourth quarter of 2023.

Interest income on federal funds sold and interest-bearing balances in banks decreased $683,000, or 15.5%, to $3.7 million for the three months ended December 31, 2024, compared to $4.4 million for the three months ended September 30, 2024, and increased $51,000, or 1.4%, from $3.7 million for the three months ended December 31, 2023, as a result of changes in the average yield and average balance. The average yield on federal funds sold and interest-bearing balances in banks decreased 64 basis point to 4.79% for the three months ended December 31, 2024, compared to 5.43% for the three months ended September 30, 2024, and decreased 67 basis points from 5.46% for the three months ended December 31, 2023. The decrease in the average yield was due to lowering of the Federal Reserve rate during the fourth quarter of 2024. The average balance of federal funds sold and interest-bearing balance in banks totaled $309.6 million for the three months ended December 31, 2024, compared to $323.6 million and $267.3 million for the three months ended September 30, 2024 and December 31, 2023, respectively. The decrease in average balance during the current quarter compared to the prior quarter was due to paydowns and amortization on loans outpacing new fundings earlier in the quarter, offset by larger new loan fundings in December 2024. The increase in average balance during the current quarter compared to the same quarter one year ago was due to higher retained cash balances as a result of lower new loan production during 2023 and the first half of 2024.

Interest expense for both the three months ended December 31, 2024 and September 30, 2024 was $10.6 million, and increased $1.9 million, or 25.3%, compared to $8.7 million for the three months ended December 31, 2023, reflecting higher funding costs primarily related to increased rates of interest on our deposits due to higher market rates. The average balance of deposits totaled $2.2 billion for the fourth quarter of 2024, compared to $2.1 billion for both the third quarter of 2024 and fourth quarter of 2023. The average cost of funds for the fourth quarter of 2024 was 2.58%, compared to 2.62% for the third quarter of 2024 and 2.21% for the fourth quarter of 2023. The decrease in the average cost of funds during the current quarter compared to the prior quarter of 2024 was due to lower interest rates paid on  money market and time deposits due to lowering of the Federal Reserve target rate during the current quarter. The increase in the average cost of funds during the fourth quarter of 2024 compared to the same quarter of 2023 was due to higher interest rates paid on money market and time deposits due to increased competition and pricing pressures and a change in deposit mix due to a shift of deposits from noninterest-bearing accounts to higher costing money market and time deposits. The average cost of deposits for the three months ended December 31, 2024 was 1.73%, compared to 1.75% for the three months ended September 30, 2024, and 1.40% for the three months ended December 31, 2023. The average balance of noninterest-bearing deposits increased $3.4 million, or 0.6%, to $619.3 million for the three months ended December 31, 2024, compared to $615.8 million for the three months ended September 30, 2024 and decreased $36.8 million, or 5.6%, compared to $656.0 million for the three months ended December 31, 2023.

Annualized net interest margin was 3.80% for the fourth quarter of 2024, compared to 3.73% for the third quarter of 2024 and 3.86% for the fourth quarter of 2024. The average yield on interest earning assets for the fourth quarter of 2024 increased five basis points and 21 basis points over the average yields for the third quarter of 2024 and the fourth quarter of 2023, respectively, while the average rate paid on interest-bearing liabilities for fourth quarter of 2024 decreased four basis points and increased 37 basis points over the average rates paid for the third quarter of 2024 and the fourth quarter of 2023, respectively. Net interest margin in the fourth quarter of 2024 as compared to the third quarter of 2024 was positively impacted by the average yield on interest earning assets, and as compared to the fourth quarter of 2023 was negatively impacted by increasing funding costs, which outpaced, on a percentage basis, increasing yields on loans and investment securities.  Accretion of the net discount had minimal to no impact on the average yield on loans during the fourth quarter of 2024, the third quarter of 2024 and the fourth quarter of 2023.

The Company recorded a $403,000 reversal of provision for credit losses for the fourth quarter of 2024, compared to provision for credit losses of $1.2 million, and $2.3 million for the third quarter of 2024 and the fourth quarter of 2023, respectively. The reversal of provision for credit losses in the fourth quarter of 2024 was mainly driven by decreasing quantitative loss rates due to favorable changes in forecasted economic conditions, partially offset by provision for new loan fundings and minimal increase in provision for credit losses for unfunded commitments. Net recoveries totaled $1,000 for the fourth quarter of 2024 which reflected minimal activity, compared to net charge-offs of $1.5 million during the third quarter of 2024, which included a $1.0 million complete charge-off on a commercial non-accrual loan, which was fully reserved for at June 30, 2024, a $480,000 complete charge-off of a non-accrual commercial real estate loan, which was sold during the third quarter of 2024, and a complete write-down of one non-accrual farmland loan for $88,000, partially offset by two recoveries totaling $50,000. The quantitative reserve was impacted by improvements in forecasted economic conditions for national gross domestic product and increasing forecasted national unemployment, both of which are key indicators utilized to estimate credit losses.

Noninterest income for the fourth quarter of 2024 decreased $2.7 million, or 96.8%, to $87,000 compared to $2.7 million for the prior quarter of 2024, and decreased $2.6 million, or 96.8%, compared to $2.7 million for the fourth quarter of 2023. The decrease in noninterest income for the current quarter compared to the prior quarter of 2024 was primarily due to a $2.7 million decrease in gain on equity securities as a result of negative fair value adjustments on these securities due to changes in market conditions, a $17,000 decrease in service charges and other fees a $35,000 decrease in income on investment in a Small Business Investment Company (“SBIC”) fund due to losses in the underlying fund, and a $46,000 decrease in other income and fees, partially offset by a $69,000 increase in loan servicing fees and other fees due to increased loan production and increased late fees due to timing of borrower payments.

The decrease in noninterest income for the current quarter compared to the same quarter in 2023 was primarily due to a $2.2 million decrease in gain on equity securities, a $446,000 decrease in income on an investment in SBIC fund, and a $52,000 decrease in loan servicing fees due to lower servicing fee income, partially offset by a $51,000 increase in service charges and other fees primarily due to fewer customer deposits placed in Certificate of Deposit Account Registry Service (“CDARS”) and Insured Cash Sweep (“ICS”) money market product services via the IntraFi Network, and a $12,000 increase in other income and fees.

Noninterest expense for the fourth quarter of 2024 decreased $98,000, or 0.6%, to $16.0 million compared to $16.1 million for the prior quarter of 2024, and increased $902,000, or 6.0%, compared to $15.1 million for the fourth quarter of 2023. The decrease in noninterest expense for current quarter compared to the prior quarter of 2024 was primarily due to a $83,000 decrease in other expense due to lower legal and other professional costs, a $75,000 decrease in data processing expense due to lower vendor data processing charges, and a $30,000 decrease in occupancy and equipment expense, partially offset by a $90,000 increase in salaries and employee benefits as a result of year-end incentive accrual adjustments. The increase in noninterest expense for fourth quarter of 2024, compared to the fourth quarter of 2023, was primarily due to a $723,000 increase in salaries and employee benefits due to adjustments made in response to inflation and incentive accruals with improved loan production, a $155,000 increase in occupancy and equipment expense due to higher depreciation and property maintenance expense, and a $131,000 increase in data processing expense due to newly implemented services in the current year, partially offset by a $107,000 decrease in other expense due to reduction in legal and other professional costs.

The provision for income taxes decreased $306,000, or 13.5%, to $1.9 million for the fourth quarter of 2024 compared to $2.3 million for the prior quarter of 2024 and decreased $439,000, or 18.2%, from $2.4 million for the fourth quarter of 2023. The effective tax rate for the fourth quarter of 2024 was 24.3%, compared to 27.4% for the prior quarter of 2024 and 27.3% for the fourth quarter of 2023. The reduction in the effective tax rate compared to both the prior quarter of 2024 and the same quarter of 2023 was primarily due to true-up adjustments for low-income housing tax credits and losses along with other year-end adjustments.

Loans and Credit Quality

Loans, net of deferred fees, increased $40.8 million from September 30, 2024, and increased $25.1 million from December 31, 2023, and totaled $2.0 billion at December 31, 2024, compared to $1.9 billion at September 30, 2024 and December 31, 2023. The increase in loans at December 31, 2024 compared to September 30, 2024 was primarily due to $118.4 million of new loan originations and $21.6 million of loan purchases, partially offset by $99.5 million of loan repayments during the current quarter.

Nonperforming loans, consisting solely of non-accrual loans, totaled $9.5 million, or 0.48% of total loans, at December 31, 2024, compared to $9.7 million, or 0.51% of total loans, at September 30, 2024, and $13.0 million, or 0.67% of total loans, at December 31, 2023. The decrease in nonperforming loans from the prior quarter-end was primarily due to pay-off of one non-accrual loan of $283,000, partially offset by two new loans totaling $35,000 being placed on non-accrual during the current quarter.

The portion of nonaccrual loans guaranteed by government agencies totaled $2.0 million at both December 31, 2024, and September 30, 2024, compared to $740,000 at December 31, 2023. There were two loans totaling $220,000, 90 days or more past due and still accruing and in the process of collection at December 31, 2024, compared to no loans 90 days or more past due and still accruing and in the process of collection at both September 30, 2024, and December 31, 2023. Accruing loans past due between 30 and 89 days at December 31, 2024, totaled $6.7 million, compared to $4.5 million at September 30, 2024 and $4.8 million at December 31, 2023. The $2.2 million increase in accruing loans past due between 30-89 days at December 31, 2024 compared to September 30, 2024, was primarily due to two commercial real estate loans totaling $2.7 million, which were less than 30 days past due at December 31, 2024, partially offset by pay-off of one commercial real estate loan for $1.7 million during the current quarter, which was more than 30 days past due at September 30, 2024.

At December 31, 2024, the Company’s allowance for credit losses for loans was $17.9 million, or 0.92% of total loans, compared to $18.3 million, or 0.96% of total loans, at September 30, 2024 and $22.0 million, or 1.14% of total loans, at December 31, 2023. We recorded net recoveries of $3,000 for the fourth quarter of 2024, compared to net charge-offs of $1.5 million in the prior quarter of 2024 and net charge-offs of $150,000 in the fourth quarter of 2023.

As of December 31, 2024, acquired loans net of their discount totaled $163.5 million with a remaining net discount on these loans of $326,000, compared to $176.7 million of acquired loans with a remaining net discount of $449,000 at September 30, 2024, and $215.2 million of acquired loans with a remaining net discount of $354,000 at December 31, 2023. The change in the net discount from September 30, 2024, was due to payoff activity during the current quarter. The net discount includes a credit discount based on estimated losses on the acquired loans, partially offset by a premium, if any, based on market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.2 billion at December 31, 2024, compared to $2.1 billion at both September 30, 2024 and December 31, 2023. During 2024 the overall deposit mix shifted, in part, due to interest rate sensitive clients moving a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market and time deposits. At December 31, 2024, noninterest-bearing deposits totaled $689.0 million, or 30.8% of total deposits, compared to $618.3 million, or 28.9% of total deposits, at September 30, 2024, and $646.3 million, or 30.3% of total deposits, at December 31, 2023. This increase from the prior quarter was primarily attributed to timing, as $79.0 million in incoming wires were received near year-end, and were disbursed in early January 2025.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an ICS product that allows customers to insure deposits above FDIC insurance limits. At December 31, 2024 and September 30, 2024, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $62,000 and $60,000, respectively.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans, with no FHLB advances outstanding at December 31, 2024, September 30, 2024 or December 31, 2023. The Bank has Federal Funds lines with four corresponding banks with an aggregate available commitment on these lines of $65.0 million at December 31, 2024. There were no amounts outstanding under these lines at December 31, 2024, September 30, 2024 or December 31, 2023. During the first quarter of 2024, the Bank was approved for discount window advances with the FRB of San Francisco secured by certain loan types. At both December 31, 2024 and September 30, 2024, the Bank had no FRB of San Francisco advances outstanding.

At December 31, 2024, September 30, 2024 and December 31, 2023, the Company had outstanding junior subordinated deferrable interest debentures, net of fair value adjustments, assumed in connection with its previous acquisitions totaling $8.6 million. At December 31, 2024 and September 30, 2024, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.7 million, compared to $63.9 million at December 31, 2023.

At December 31, 2024, September 30, 2024 and December 31, 2023, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $324.4 million at December 31, 2024, compared to $321.7 million at September 30, 2024, and $312.9 million at December 31, 2023. The increase at December 31, 2024, compared to September 30, 2024, reflects $6.1 million of net income during the current quarter, partially offset by a $1.8 million increase in accumulated other comprehensive loss, net of taxes, common stock repurchases of $36,000 and $1.7 million of accrued cash dividends payable. At December 31, 2024, 464,098 shares remained available for future repurchases under the Company’s current stock repurchase plan.

The increase to shareholders’ equity at December 31, 2024, as compared to December 31, 2023, primarily was due to $23.6 million of net income during the current year and a $1.6 million decrease in accumulated other comprehensive loss, net of taxes, partially offset by $9.3 million of common stock repurchases, $3.4 million of dividends paid during the year, and $1.7 million of accrued cash dividends payable.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico, Colorado and Nevada. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decreases in the Federal Reserve benchmark rate and the duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; future acquisitions by the Company of other depository institutions or lines of business; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products;; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; environmental, social and governance goals; the potential imposition of new tariffs or changes to existing trade policies that could affect economic activity or specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023

Interest income
Loans, including fees	$27,559	$26,232	$26,166	$104,062	$106,316
Investment securities	2,450	2,393	1,956	8,980	6,993
Fed funds sold and interest-bearing balances in banks	3,731	4,414	3,680	17,079	11,589
FHLB dividends	249	243	245	1,011	862
FRB dividends	145	144	145	578	577
Total interest and dividend income	34,134	33,426	32,192	131,710	126,337
Interest expense
Deposits	9,462	9,448	7,551	36,139	24,040
Subordinated debt	891	892	896	3,567	3,582
Junior subordinated debt	207	221	218	863	841
Total interest expense	10,560	10,561	8,665	40,569	28,463
Net interest income	23,574	22,865	23,527	91,141	97,874
(Reversal of) provision for credit losses	(403)	1,245	2,325	1,265	2,015
Net interest income after (reversal of) provision for credit losses	23,977	21,620	21,202	89,876	95,859
Noninterest income
Gain on sale of loans	—	—	—	287	508
(Loss) gain on equity securities	(1,209)	1,420	946	463	(1,141)
Service charges and other fees	881	898	830	3,352	3,570
Loan servicing fees and other fees	393	324	445	1,550	1,879
(Loss) income on investment in SBIC fund	(288)	(253)	158	(500)	1,097
Other income and fees	310	356	298	1,225	1,064
Total noninterest income	87	2,745	2,677	6,377	6,977
Noninterest expense
Salaries and employee benefits	9,659	9,569	8,936	38,906	41,001
Occupancy and equipment	2,179	2,209	2,024	8,675	8,158
Data processing	1,898	1,973	1,767	7,274	6,622
Other expense	2,240	2,323	2,347	9,278	8,897
Total noninterest expense	15,976	16,074	15,074	64,133	64,678
Income before provision for income taxes	8,088	8,291	8,805	32,120	38,158
Provision for income taxes	1,968	2,274	2,407	8,506	10,733
Net income	$6,120	$6,017	$6,398	$23,614	$27,425

Net income per common share:
Basic	$0.55	$0.54	$0.55	$2.10	$2.27
Diluted	0.55	0.54	0.55	2.10	2.27

Weighted average shares used to compute net income per common share:
Basic	11,123,944	11,148,482	11,571,796	11,262,409	12,074,198
Diluted	11,123,944	11,148,482	11,571,796	11,262,409	12,074,198

Comprehensive income
Net income	$6,120	$6,017	$6,398	$23,614	$27,425
Other comprehensive (loss) income:
Change in unrealized (loss) gain on available-for-sale securities	(2,517)	3,414	3,746	2,303	(4,255)
Deferred tax benefit (expense)	679	(980)	(1,078)	(717)	1,224
Other comprehensive (loss) income, net of tax	(1,838)	2,434	2,668	1,586	(3,031)
Comprehensive income	$4,282	$8,451	$9,066	$25,200	$24,394

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2024	2024	2023

Assets
Cash and due from banks	$23,138	$25,666	$17,901
Federal funds sold and interest-bearing balances in banks	340,894	275,618	289,638
Cash and cash equivalents	364,032	301,284	307,539
Time deposits in banks	249	498	1,245
Investment securities available-for-sale ("AFS"), at fair value	193,328	193,762	163,152
Equity securities, at fair value	13,120	14,329	12,585
Federal Home Loan Bank ("FHLB") stock, at par	11,313	11,313	11,313
Federal Reserve Bank ("FRB") stock, at par	9,645	9,640	9,626
Loans held for sale	2,216	2,252	—
Loans, net of deferred fees	1,952,896	1,912,105	1,927,829
Allowance for credit losses for loans	(17,900)	(18,310)	(22,000)
Premises and equipment, net	13,386	13,777	13,734
Core deposit intangible	2,693	2,999	3,915
Cash surrender value of bank owned life insurance policies, net	23,591	23,409	22,867
Right-of-use assets	13,383	12,709	13,939
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	43,718	43,735	47,378
Total Assets	$2,664,508	$2,562,340	$2,551,960

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$688,996	$618,296	$646,278
Interest-bearing deposits
Transaction accounts and savings	655,986	690,810	745,712
Premium money market	332,624	337,500	263,516
Time deposits	556,403	489,835	477,244
Total deposits	2,234,009	2,136,441	2,132,750
Junior subordinated deferrable interest debentures, net	8,645	8,625	8,565
Subordinated debt, net	63,736	63,694	63,881
Salary continuation plans	4,737	4,697	4,552
Lease liabilities	14,383	13,660	14,752
Interest payable and other liabilities	14,632	13,542	14,591
Total Liabilities	2,340,142	2,240,659	2,239,091

Shareholders’ Equity
Common stock, no par value	172,541	172,470	181,200
Accumulated other comprehensive loss, net of tax	(13,006)	(11,168)	(14,592)
Retained earnings	164,831	160,379	146,261
Total Shareholders’ Equity	324,366	321,681	312,869
Total Liabilities and Shareholders’ Equity	$2,664,508	$2,562,340	$2,551,960

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Data:	2024	2024	2023	2024	2023

Performance Ratios:
Return on average assets (1)	0.94%	0.94%	1.00%	0.92%	1.07%
Return on average equity (1)	7.55	7.54	8.26	9.88	8.76
Yield earned on average interest-earning assets (1)	5.50	5.45	5.29	5.40	5.23
Rate paid on average interest-bearing liabilities (1)	2.58	2.62	2.21	2.54	1.87
Interest rate spread - average during the period (1)	2.92	2.83	3.08	2.86	3.36
Net interest margin (1)	3.80	3.73	3.86	3.74	4.05
Loan to deposit ratio	87.42	89.50	90.39	87.42	90.39
Efficiency ratio (2)	67.52	62.76	57.53	65.76	61.69
(Recoveries)/Charge-offs, net	$(3)	$1,545	$150	$4,990	$550

Per Share Data:
Shares outstanding at end of period	11,121,475	11,130,372	11,551,271	11,121,475	11,551,271
Average diluted shares outstanding	11,123,944	11,148,482	11,571,796	11,262,409	12,074,198
Diluted earnings per share	$0.55	$0.54	$0.55	$2.10	$2.27
Book value per share	29.17	28.90	27.09	29.17	27.09
Tangible book value per share (3)	25.43	25.14	23.38	25.43	23.38

Asset Quality Data:
Nonperforming assets to total assets (4)	0.36%	0.38%	0.51%
Nonperforming loans to total loans (5)	0.48%	0.51%	0.67%
Allowance for credit losses on loans to nonperforming loans (5)	189.08%	188.64%	169.53%
Allowance for credit losses on loans to total loans	0.92%	0.96%	1.14%
Classified assets (graded substandard and doubtful)	$32,716	$31,010	$30,801
Total accruing loans 30‑89 days past due	6,654	4,491	4,773
Total loans 90 days past due and still accruing	220	—	—

Capital Ratios:
Tier 1 leverage ratio — Bank (6)	13.42%	13.23%	13.08%
Common equity tier 1 capital ratio — Bank (6)	16.94%	16.81%	16.94%
Tier 1 capital ratio — Bank (6)	16.94%	16.81%	16.94%
Total capital ratio — Bank (6)	17.86%	17.76%	18.08%
Equity to total assets — end of period	12.17%	12.55%	12.26%
Tangible equity to tangible assets — end of period (3)	10.78%	11.10%	10.76%

Loans:
Real estate	$1,767,148	$1,725,309	$1,752,626
Non-real estate	176,026	176,456	161,816
Nonaccrual loans	9,247	9,707	12,977
Mark to fair value at acquisition	326	449	354
Total Loans	1,952,747	1,911,921	1,927,773
Net deferred fees on loans	149	184	56
Loans, net of deferred fees	$1,952,896	$1,912,105	$1,927,829

Other Data:
Number of full-service offices	35	35	35
Number of full-time equivalent employees	324	336	358

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Regulatory capital ratios are for United Business Bank only.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share and tangible equity to tangible assets, both of which are non-GAAP financial measures. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity and tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	December 31,	September 30,	December 31,
	2024	2024	2023

Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$324,366	$321,681	$312,869
less: Goodwill and other intangibles	41,531	41,837	42,753
Tangible equity and common shareholders’ equity (Non-GAAP)	$282,835	$279,844	$270,116

Total assets (GAAP)	$2,664,508	$2,562,340	$2,551,960
less: Goodwill and other intangibles	41,531	41,837	42,753
Total tangible assets (Non-GAAP)	$2,622,977	$2,520,503	$2,509,207

Equity to total assets (GAAP)	12.17%	12.55%	12.26%
Tangible equity to tangible assets (Non-GAAP)	10.78%	11.10%	10.76%
Book value per share (GAAP)	$29.17	$28.90	$27.09
Tangible book value per share (Non-GAAP)	$25.43	$25.14	$23.38

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp